EXPENSE LIMITATION AND
                             REIMBURSEMENT AGREEMENT

       This AGREEMENT is made this ___ day of __________ 2005, between CNI Charter Funds, a Delaware statutory trust (the "Trust") and CCM Advisors, LLC, a Delaware limited liability company (hereinafter called the "Adviser").

                               W I T N E S S E T H

         WHEREAS, the Adviser has entered into an Investment Management Agreement with the Trust, pursuant to which the Adviser agrees to provide, or arrange for the provision of, investment advisory and management services to the Trust; and

         WHEREAS, the Trust and the Adviser believe that capping the total expenses of shares of each series of the Trust listed in Appendix A to this Agreement (a "Fund") is in the best interests of the Fund;

         NOW, THEREFORE, the parties hereto do hereby agree as follows:

         1. Limit on Operating Expenses. The Adviser hereby agrees to limit each Fund's Operating Expenses to the respective annual rate of total Operating Expenses specified for that Fund in Appendix A of this Agreement (an "Expense Cap").

         2. Definition. For purposes of this Agreement, the term "Operating Expenses" with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Adviser's investment advisory or management fee as described in the Investment Management Agreement, other expenses described in the Investment Management Agreement, existing expense obligations of the series of AHA Investment Funds, Inc. (the "AHA Funds") assumed by the Funds as of the date of the reorganization of the AHA Funds into the Funds (the "Reorganization"), and expenses incurred in connection with the Reorganization, but does not include any front-end or contingent deferred loads, taxes, interest, brokerage commissions, or extraordinary expenses such as litigation.

         3. Reimbursement of Fees and Expenses. The Adviser, pursuant to the Investment Management Agreement, retains its right to receive reimbursement of reductions of its investment advisory fee and Operating Expenses paid by it that are not its responsibility as described in the Investment Management Agreement.

         4. Recoupment Balance. Any fee reduced by the Adviser, or Operating Expenses paid by it (collectively, "subsidies"), pursuant to this Agreement may be reimbursed by a Fund to the Adviser no later than the end of the third fiscal year following the year to which the subsidy relates if the aggregate expenses for that period do not exceed an Expense Cap or any more restrictive limitation to which the Adviser has agreed (subsidies available for reimbursement to the Adviser under this paragraph are collectively referred to as the "Recoupment Balance") and the Board of Trustees approves the reimbursement. The Adviser generally shall seek reimbursement on a rolling three-year basis whereby the oldest subsidies are recouped first. The Adviser may not request or receive reimbursement of the Recoupment Balance before payment of the Fund's operating expenses for the current year and cannot cause the Fund to exceed an Expense Cap or any other agreed upon expense limitation for that year in making such


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reimbursement. The Adviser agrees not to request or seek reimbursement of subsidized Operating Expenses that are no longer eligible for reimbursement.

         5. Term. This Agreement shall become effective on the date specified herein and shall remain in effect until _____________, 200_, unless sooner terminated as provided in Paragraph 6 of this Agreement or unless renewed in writing by the Adviser and the Board of Trustees.

         6. Termination. This Agreement may be terminated at any time by the Trust on behalf of any one or more of the Funds or by the Board of Trustees of the Trust, upon sixty (60) days' written notice to the Adviser without payment of any penalty and shall automatically terminate upon the termination of the Investment Management Agreement.

         7. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

         8. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

         9. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction of effect.

         10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


------------------------                     -------------------------


By ---------------------                     By ----------------------
Name:                                        Name:
Title:   President                           Title:


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                                   SCHEDULE A




The annualized expenses of each of the following Funds will be limited to the following annual rate of average daily net assets shown below:



       Fund                                         Class A
       ----                                         -------
       AHA Limited Maturity Fixed Income Fund       1.25%
       AHA Full Maturity Fixed Income Fund          1.25%
       AHA Balanced Fund                            1.75%
       AHA Diversified Equity Fund                  1.50%
       AHA Socially Responsible Equity Fund         1.50%


       Fund                                         Institutional Class
       ----                                         -------------------
       AHA Limited Maturity Fixed Income Fund       1.00%
       AHA Full Maturity Fixed Income Fund          1.00%
       AHA Balanced Fund                            1.50%
       AHA Diversified Equity Fund                  1.25%
       AHA Socially Responsible Equity Fund         1.25%


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